Free Writing Prospectus dated June 24, 2024 Relating to Prospectus dated June 24, 2024 Filed Pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-280440

PRESS RELEASE

LONDON, UNITED KINGDOM || JUNE 24, 2024

BIRKENSTOCK ANNOUNCES LAUNCH OF SECONDARY OFFERING

Birkenstock Holding plc (“BIRKENSTOCK”, the “Company” or “we”, NYSE: BIRK) announced today the commencement of an underwritten secondary public offering of 14,000,000 of BIRKENSTOCK’s ordinary shares (the “Ordinary Shares”) by BK LC Lux MidCo S.à r.l., an entity affiliated with L Catterton (the “Selling Shareholder”), of which the Selling Shareholder has sole voting and dispositive power over 9,880,814 shares offered, and of which the Selling Shareholder and the executive officers and certain other employees of the BIRKENSTOCK Group have shared voting and dispositive power over 4,119,186 shares offered. The Selling Shareholder intends to grant the underwriters a 30-day option to purchase up to 2,100,000 additional Ordinary Shares. BIRKENSTOCK is not selling any Ordinary Shares in the offering and will not receive any proceeds from the sale of the Ordinary Shares being offered by the Selling Shareholder.

Following the completion of the proposed offering and without giving effect to the underwriters’ option to purchase additional shares, the Selling Shareholder will hold approximately 137,543,181 Ordinary Shares, or 73.2% of the Ordinary Shares outstanding of the Company. The net proceeds from the Ordinary Shares sold for which the executive officers and certain other employees of BIRKENSTOCK have shared beneficial ownership, which shares represent a minority of the total shares being offered, are intended to primarily be used by the executive officers and employees to pay their legally required tax obligations in connection with the Company’s IPO or this offering or related to the grant of such indirect equity interests in the Company and to pay all or a portion of their outstanding loans incurred to finance the grant of indirect interests in the Company to such executive officers and employees.

Oliver Reichert, CEO of BIRKENSTOCK Group and Member of the Board of Directors of the Company: “Supported by the positive outlook and strong performance of our business, the intended Secondary Offering is an opportunity for us to further broaden our investor base and to increase the liquidity of our stock. As with our IPO, we will look to partner with investors that have a long-term perspective, understand our unique investment case and contribute a sustainable value to the Company. L Catterton remains an important strategic growth partner, whose commitment, capabilities and partnership we greatly appreciate.”

Michael Chu, Global Co-CEO of L Catterton and Chair of the Board of Directors of the Company: “At L Catterton, we remain deeply committed to BIRKENSTOCK and continue to be long-term partners who have deep conviction in the Company’s growth story. As a lead investor and the largest shareholder, we are committed to executing this transaction in a responsible way.”

INVESTOR & MEDIA CONTACT Birkenstock Holding plc ir@birkenstock-holding.com

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Goldman Sachs & Co. LLC and J.P. Morgan are acting as joint lead book-running managers for the proposed offering.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the proposed offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: (866) 471-2526, or via email: prospectus-ny@ny.email.gs.com; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

A registration statement on Form F-1 (including a prospectus) relating to the proposed offering has been filed with the U.S. Securities and Exchange Commission (the “SEC”) but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by telephone or email at the telephone numbers or email addresses provided above.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The proposed offering is subject to market conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the proposed offering.

This press release shall also not be considered an offer of securities in any member state (each, a “Member State”) of the European Economic Area (“EEA”). This press release does not constitute a “prospectus” within the meaning of Regulation (EU) 2017/1129 (as amended and any relevant national implementing measure, the “Prospectus Regulation”). In the EEA, any potential offer of securities would only be made pursuant to an exemption under the Prospectus Regulation, as implemented in that Member State, from the requirement to publish a prospectus for offers of securities.

ABOUT BIRKENSTOCK

Birkenstock Holding plc is the ultimate parent Company of Birkenstock Group B.V. & Co. KG and its subsidiaries (the "Birkenstock Group"). BIRKENSTOCK is a global brand which embraces all consumers regardless of geography, gender, age and income and which is committed to a clear purpose - encouraging proper foot health. Deeply rooted in studies of the biomechanics of the human foot and backed by a family tradition of shoemaking that can be traced back to 1774, BIRKENSTOCK is a timeless «super brand» with a brand universe that transcends product categories and ranges from entry-level to luxury price points while addressing the growing need for a conscious and active lifestyle. Function, quality and tradition are the core values of the Zeitgeist brand which features products in the footwear, sleep systems and natural cosmetics categories. BIRKENSTOCK is the inventor of the footbed and has shaped the principle of walking as intended by nature ("Naturgewolltes Gehen").

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking” statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to our current expectations and views of future events, including our current expectations and views with respect to, among other things, the proposed offering of Ordinary Shares. Forward-looking statements include all statements that do not relate to matters of historical fact. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” “aim,” “anticipate,” “assume,” “continue,” “could,” “expect,” “forecast,” “guidance,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or similar words or phrases, or the negatives of those words or phrases. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward- looking statements. Our actual results could differ materially from those expected in our forward-looking statements for many reasons, including the factors described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on January 18, 2024 as updated by our reports on Form 6-K that update, supplement or supersede such information. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

INVESTOR & MEDIA CONTACT

Birkenstock Holding plc

ir@birkenstock-holding.com

3	BIRKENSTOCK HOLDING PLC || press release || JUNE 24, 2024